SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                         Commission File Number 0-114244
                            Cusip Number 941 186 106

                           NOTIFICATION OF LATE FILING

(Check One):   [ ] Form 10-K    [_] Form 11-K    [_] Form 20-F    [x] Form 10-Q
               [_] Form N-SAR

               For Period Ended: September 30, 2000

     [ ]  Transition Report on Form 10-K

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form 11-K

     [_]  Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:______________________________________

          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

          If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


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                         PART I - REGISTRANT INFORMATION


                                 WATCHOUT! INC.
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                             Full Name of Registrant


                         WHITE CLOUD EXPLORATION , INC.
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                            Former Name of Registrant

             7272 Wisconsin Ave. Suite 300 Bethesda, Maryland 20814
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                      Address of Principal Executive Office



                        PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons described in reasonable detail in Part III of this
     |         form could not be eliminated without unreasonable effort or
     |         expense;
     |
     |    (b)  The subject annual report, semi-annual report, transition report
     |         on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion
[X]            thereof  will  be  filed  on or  before  the  15th  calendar  day
     |         following  the  prescribed  due date;  or the  subject  quarterly
     |         report or transition report on Form 10-Q, or portion thereof will
     |         be filed on or  before  the  fifth  calendar  day  following  the
     |         prescribed due date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.


                              PART - III NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

Due to a change in control and the appointment of new officers and directors, the company has not been able to provide its outside accounting firm sufficient time to review its quarterly financial statements. We expect to file the required report within the allotted extension.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Todd Violette                     888                  261-2887
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           (Name)                     (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                             [x ] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                             [_] Yes  [x ] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 Watchout! Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   November 14, 2000              By  /s/ Todd Violette
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                                          Todd Violette, president